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                                                                    EXHIBIT 10.5


                                   ADDENDUM

                                      TO

                           INDEMNIFICATION AGREEMENT


          This Addendum to Indemnification Agreement (this "Addendum") is entered into as of February 4, 2001, by and between Eric A. McAfee, an individual ("McAfee") and MindArrow Systems, Inc., a Delaware corporation (the "Company").

          WHEREAS, on October 25, 1999, the Company and McAfee entered into that certain Indemnification Agreement (the "Indemnification Agreement").

          WHEREAS, as of the date hereof, the amount of McAfee's obligation under the Indemnification Agreement is $1,354,879 (the "Obligation").

          WHEREAS, pursuant to the terms of the Indemnification Agreement, McAfee has pledged 500,000 shares of common stock of the Company owned by McAfee to the Company to secure McAfee's payment to the Company of the Obligation.

          WHEREAS, at the request of the Company, McAfee has delivered Stock Certificate No. 17 representing 500,000 shares of common stock of the Company (the "Pledged Shares") to the Company to allow the Company to perfect its security interest in the Pledged Shares.

          WHEREAS, the Company, McAfee and Thomas J. Blakeley have entered into that certain Agreement, dated the date hereof (the "Share Cancellation Agreement"), pursuant to which McAfee has agreed to deliver to the Company for cancellation, stock certificates representing 554,026 shares of common stock of the Company owned by McAfee.

          WHEREAS, McAfee has requested that the Company release 198,915 (the "Released Shares") of the Pledged Shares so that McAfee may deliver the Pledged Shares to the Company for cancellation under the Share Cancellation Agreement.

          WHEREAS, McAfee has agreed the balance of the Pledged Shares (301,085 shares and referred to herein as the "Obligation Shares") be surrendered to the Company in satisfaction of the Obligation (subject to the adjustments described below) and the Company has and hereby does accept such shares in satisfaction of the Obligation.

          NOW, THEREFORE, as an inducement to the Company to enter into the Share Cancellation Agreement and to release the Released Shares for delivery to the Company pursuant to the Share Cancellation Agreement and in consideration of the foregoing recitals, the parties hereto, intending to be legally bound, agree as follows:
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1.  Release of Pledged Shares. The Company hereby releases the Released Shares as collateral for the Obligation conditioned on the concurrent delivery by McAfee to the Company of the Released Shares and 355,111 additional shares of the Company's Common Stock for cancellation by the Company under the Share Cancellation Agreement.

2. Schedule of Cancellation of Obligation Shares. The Company hereby accepts for cancellation and McAfee hereby agrees to the cancellation of the Obligation Shares in satisfaction of the Obligation, as follows.

        (a) 102,170 Shares will be cancelled immediately upon execution of this Agreement; and

        (b) 198,915 Shares will be held by the Company subject to the Excess Value calculation in section 3 below.

3. Excess Value. The Company hereby agrees that in the event that the product of (A) 301,085 and (B) the average closing trading price of the Company's Common Stock during the 20 trading days preceding June 30, 2001 exceeds $1,354,879 (the "Excess Value"), then the Company shall return to McAfee up to 198,915 shares of the Company's Common Stock (subject to adjustment for any stock splits or stock dividends effected after the date hereof), with the exact number of shares to be returned to be determined by the following formula: Number of shares of Common Stock to be returned = A divided by B, where A is the Excess Value and B is $4.50. In no event shall more than 198,915 shares be returned to McAfee pursuant to this provision regardless of the dollar amount of the Excess Value. Any shares not returned to McAfee by June 30, 2001 will be cancelled.

4. Ratification of Indemnification Agreement. Except as specifically modified by this Addendum, the Indemnification Agreement shall remain in full force and effect and the Company and McAfee each hereby reaffirms all of the provisions of the Indemnification Agreement as amended by this Addendum.

5. Counsel to the Company. O'Melveny & Myers LLP is legal counsel to the Company. McAfee acknowledges that O'Melveny & Myers LLP has represented the Company in connection with this Addendum and does not represent, and has not represented in connection with this Addendum, McAfee. McAfee acknowledges that he has been advised to engage his own legal counsel or other professional advisors and has either engaged such separate counsel or advisors or has waived the opportunity to do so.

6. Attorneys' Fees and Costs. If any legal action, arbitration or other proceeding is brought to enforce or interpret this Addendum or the Indemnification Agreement, or matters relating to either, the substantially prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in such action, arbitration or proceeding, in addition to any other relief which the prevailing party is entitled.

7. Savings Clause. Any provision of this Addendum which is invalid, illegal, or unenforceable shall be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof or rendering the remaining provisions hereof invalid, illegal, or unenforceable.

8. Governing Law. The validity, meaning and effect of this Addendum shall be determined in accordance with the laws of the State of California applicable to contracts made and to be performed in that state.
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9.  Counterparts. This Addendum may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes, but all such counterparts shall constitute but one in the same instrument.
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          IN WITNESS WHEREOF, the undersigned parties have caused this Addendum to be duly executed and delivered as of the date set forth above.



MCAFEE:

/s/ Eric A. McAfee
____________________________
Eric A. McAfee


COMPANY:

MINDARROW SYSTEMS, INC.

   /s/ Robert I. Webber
By:____________________________
       Robert I. Webber
Name:____________________________
       President/CEO
Title:____________________________